UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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BLACKROCK SCIENCE AND TECHNOLOGY TERM TRUST

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Your Vote Matters BlackRock Science and Technology Term Trust (NYSE: BSTZ) BSTZ’s annual meeting was adjourned to give you more time to vote-make your voice heard today. The annual meeting will now take place on July 16. BlackRock and your Board continue to deliver for you: Delivered total shareholder returns of 29.4% since 2023, outperforming benchmark1 Improved the discount by 8.8%, generating $118m in value for shareholders2 Implemented a discount management program providing shareholders with an additional 9.8% of annual liquidity at NAV3 Your Board nominees are trusted fiduciaries with a strong track record of protecting your long-term investment Saba’s track record is marked by self-interested actions: Saba’s true aim is a quick profit for themselves at the expense of your Fund and shareholders like you Saba’s nominees are underqualified, have zero closed-end fund expertise and are beholden to Saba’s interests, not yours Saba has never launched a closed-end fund-just taken them over. At those funds, Saba pursued riskier strategies that may no longer serve the investment goals of shareholders and have resulted in increased fees and expenses How to vote: Vote directly on the WHITE proxy card or follow instructions to vote online or by phone and make your voice heard BEFORE the meeting on July 16. Leading independent proxy advisors back BlackRock: Glass Lewis recommends voting FOR ALL Board nominees and AGAINST terminating BlackRock as investment manager. Vote today: FOR the Board’s Class II Board Member Nominees AGAINST Saba’s proposal to terminate BlackRock as BSTZ’s investment manager ONLINE VOTING CLOSES AT 11:59 PM ET ON JULY 15, 2024 ! IMPORTANT: Do NOT return any gold proxy card from Saba. Only your latest dated proxy card will count. If you have already sent back the proxy card you received from Saba, you can still change your vote by following the instructions and prompting voting on the WHITE proxy card, or online or by phone, which will replace any prior vote you previously submitted If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC (“Georgeson”), toll free at 1-866-529-3057 Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Science and Technology Term Trust (BSTZ). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. 1 Morningstar as of 5/31/2024; Total shareholder return on price annualized for periods longer than 1 year (assumes dividends are reinvested); Benchmark is the MSCI custom ACWI SMID Growth IT Call Overwrite Index (ex-BSTZ) 2 12/31/2022 - 5/31/2024; Morningstar/BlackRock data as of 5/31/2024 3 If the fund’s common shares trade at a discount of more than 7.5% during each of the quarters ended 6/30/24, 9/30/24, 12/31/24 and 3/31/25, the fund intends to offer to repurchase 2.5% of its outstanding common shares at a price equal to 98% of NAV following the end of the applicable quarter. Figure assumes that a tender offer is triggered for each of the quarters listed above.